CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-208636 on Form N-1A of our report dated March 14, 2016, relating to the financial statements of American Funds Emerging Markets Bond Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and "Prospectuses, reports to shareholders and proxy statements" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California

December 29, 2016